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                                                                     EXHIBIT 5.1


                                   October 21, 1996


Educational Medical, Inc.
1327 Northmeadow Parkway, Suite 132
Roswell, Georgia 30076

Ladies and Gentlemen:

        We have acted as counsel to Educational Medical, Inc. (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 (Registration Statement No. 333-09777), and the amendments thereto (the "Registration Statement"). The Registration Statement relates to a proposed initial public offering pursuant to which up to 2,700,000 shares of Common Stock of the Corporation (the "Shares") are being offered, of which 2,200,000 Shares are being offered directly by the Corporation (the "Corporation Shares") and 500,000 Shares are being offered by certain stockholders of the Corporation, and pursuant to which up to an additional 405,000 shares are being offered by certain stockholders of the Corporation to cover the over-allotment option (the "Over-allotment Shares"). Based upon and subject to the foregoing and the other qualifications, limitations and assumptions contained herein, we are of the opinion that:

        The Shares and the Over-allotment Shares, when issued (in the case of the Corporation's Shares) and sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the Reference to us in the Prospectus contained therein under the caption "Legal Matters."

                                        Very truly yours,


                                        GREENBERG TRAURIG HOFFMAN
                                        LIPOFF ROSEN & QUENTEL, P.A.